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                             AMENDMENT NO. 1 TO THE
                             ARCO CHEMICAL COMPANY
                    1987 EXECUTIVE LONG-TERM INCENTIVE PLAN
                  ___________________________________________

     The ARCO Chemical Company 1987 Executive Long-Term Incentive Plan, as amended (the "Plan"), is hereby amended as follows:

     1. Article I, Section 2 of the Plan shall be amended by adding the following definition as new clause (k):

          (k) "Sale Price" of any share of Common Stock shall mean the actual price for which such share of Common Stock shall have been sold by an Eligible Employee on the date in question as reported on a confirmation form prepared and furnished to the Company by the broker effecting the transaction on behalf of such Eligible Employee.

     2. Article II, Section 2(g) of the Plan shall be amended and restated in its entirety as follows:

          (g) Dividend Share Credits.  Dividend Share Credits shall be credited
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          as provided in Article I, Section 2(i) of the Plan. Upon the exercise, expiration or surrender of any Stock Option, in whole or in part, the Dividend Share Credits attributable to the shares of Common Stock (referred to for purposes of this Section as the "affected shares") underlying such exercised, expired or surrendered Stock Option shall be canceled and a cash payment in respect of such canceled Dividend Share Credits shall be made to the optionee in an amount calculated pursuant to: X, as stated below, in the case of the exercise of any Stock Option and sale of the affected shares in a broker-assisted transaction involving the withholding of a portion of the proceeds from the sale of the affected shares in payment of the Option Price (a "cashless exercise"); or Y, as stated below, in any other case, including, but not limited to, the exercise of any Stock Option involving the delivery of cash (other than pursuant to a cashless exercise) or surrender of shares of Common Stock to the Company in payment of the Option Price, or the expiration or surrender to the Company of any Stock Option. For purposes of this

                                 EXHIBIT 10.6
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          Section, the date of exercise, expiration or surrender of any Stock
          Option shall be referred to as the "determination date".

          Where:

               X  = Sale Price of a share of Common Stock
                    multiplied by the total number of canceled
                    Dividend Share Credits.

               Y  = Fair Market Value of a share of Common
                    Stock multiplied by the total number of
                    canceled Dividend Share Credits, less the amount by which the aggregate Option Price of the affected shares exceeds the aggregate Fair Market Value of such shares on the determination date.

     3. Except as set forth herein, the Plan shall not be amended or modified and shall remain in full force and effect. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

     Executed as of this 26th day of July, 1995.


Attest:



By:/s/Robert J. Millstone     By:/s/Frank W. Welsh
   -------------------------     -----------------------
   Robert J. Millstone           Frank W. Welsh
   Secretary                     Vice President

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